CONSENT OF INDEPENDENT AUDITORS

Board of Trustees and Shareholders
Putnam Investment Funds

We consent to the use of our reports dated September 4, 2003, incorporated by reference in this Registration Statement to the Putnam Research Fund and to the reference of our firm under the captions "Financial Highlights" in the prospectuses and Independent Auditors and Financial Statements" in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts
April 13, 2004